Exhibit 99.1

Delek Logistics Partners, LP Announces the Closing of Upsized Offering of $700 Million of Senior Notes

BRENTWOOD, Tenn., June 30, 2025 – Delek Logistics Partners, LP (NYSE: DKL) (“Delek Logistics” or “DKL”) announced today that it has closed its previously announced upsized offering of $700 million in aggregate principal amount of 7.375% senior notes due 2033 (the “Notes”).

“This successful offering increases DKL’s financial liquidity to over one billion dollars. The enhanced liquidity allows DKL to continue to invest in the significant growth opportunities to compliment its top tier location and full suite service strategy in the Permian Basin. We thank our investors for their confidence and look forward to continuing to create value for all of our stakeholders,” said Avigal Soreq, President of Delek Logistics.

About Delek Logistics Partners, LP

Delek Logistics is a midstream energy master limited partnership headquartered in Brentwood, Tennessee. Through its owned assets and joint ventures located primarily in and around the Permian Basin, the Delaware Basin and other select areas in the Gulf Coast region, Delek Logistics provides gathering, pipeline and other transportation services primarily for crude oil and natural gas customers, storage, wholesale marketing and terminalling services primarily for intermediate and refined product customers, and water disposal and recycling services.

Delek US Holdings, Inc. (NYSE: DK) owns the general partner interest as well as a majority limited partner interest in Delek Logistics, and is also a significant customer.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the impact of the offering on DKL’s liquidity and the anticipated uses of such liquidity. These statements may contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, are made as of the date they were first issued and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Delek Logistics’ control. Delek Logistics’ actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including, but not limited to, market risks and uncertainties and the availability of growth opportunities. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed in Delek Logistics’ filings and reports with the U.S. Securities and Exchange Commission (“SEC”), including the Annual Report on Form 10-K for the year ended December 31, 2024, the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025 and other reports and filings with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.